UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2011

Hasbro, Inc.

(Exact name of registrant as specified in its charter)

Rhode Island	1-6682	05-0155090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1027 Newport Ave., Pawtucket, Rhode Island	02862
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (401) 431-8697

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  Adoption of Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives

On May 19, 2011, the Board of Directors of Hasbro, Inc. (the “Company”) approved and adopted the Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives (the “Plan”).  The participants in the Plan include Deborah Thomas, Senior Vice President and Chief Financial Officer, Duncan Billing, Global Chief Development Officer and John Frascotti, Global Chief Marking Officer.

Under the Plan, if a Change in Control (as defined in the Plan) occurs and the covered executive’s employment is terminated by the Company without Cause (as defined in the Plan) or the covered executive resigns from the Company for Good Reason (as defined in the Plan) within the 24-month period following the Change in Control, the covered executive will be entitled to the following payments and benefits:

•

two times (i) the sum of the covered executive’s annual base salary in effect on the date of termination (or, if higher, immediately preceding the Change in Control) and (ii) the percentage of earned salary which constitutes the target bonus for the covered executive assuming target Company performance under the annual incentive plan in place at the time of termination, plus

•

full vesting of any equity or equity-based compensation held by the covered executive, plus

•

payment by the Company of the employer and employee premiums for continued health coverage for the covered executive and his/her covered dependents for the shorter of 12 months following cessation of employment and the period for which the individuals are eligible for and elect such coverage.

The annual base salary and target bonus payouts will be reduced by an amount equal to the total of severance payments to which the covered executive is entitled to receive or will receive under any other severance plan, policy or individual agreement applicable to the covered executive’s employment termination.

Each covered executive is subject to a non-competition covenant while the covered executive is employed by the Company and for 18 months after the covered executive’s employment ends for any reason.

The foregoing summary of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is filed as Exhibit 10.1 hereto.

Item 5.07

Submission of Matters to a Vote of Security Holders.

On May 19, 2011, the Company held its Annual Meeting of Shareholders (the “Annual Meeting”). As of the Record Date of March 25, 2011, there were 136,956,952 shares of common stock outstanding and entitled to notice of and to vote at the Annual Meeting. The matters voted upon at the Annual Meeting and the results of the voting are set forth below.

Proposal I – Election of Directors

Shareholders approved the election of thirteen directors to serve as directors for a one-year term to expire at the 2012 Annual Meeting.  The voting results for this proposal are as follows:

	For	Withheld	Broker Non-Votes
Basil L. Anderson	111,966,920	275,909	9,871,567
Alan R. Batkin	110,492,273	1,750,516	9,871,567
Frank J. Biondi, Jr.	105,238,448	7,004,341	9,871,567
Kenneth A. Bronfin	109,930,536	2,308,295	9,871,567
John M. Connors, Jr.	109,901,836	2,340,953	9,871,567
Michael W.O. Garrett	112,025,244	217,545	9,871,567
Lisa Gersh	112,125,788	117,041	9,871,567
Brian D. Goldner	112,120,634	112,155	9,871,567
Jack M. Greenberg	106,264,936	5,977,853	9,871,567
Alan G. Hassenfeld	111,910,538	332,291	9,871,567
Tracy A. Leinbach	112,094,460	148,329	9,871,567
Edward M. Philip	109,837,257	2,405,532	9,871,567
Alfred J. Verrecchia	111,117,492	1,125,337	9,871,567

Proposal II – Advisory Vote on Executive Compensation of the Named Executive Officers

Shareholders approved, on an advisory basis, the Company’s compensation of its Named Executive Officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation sections of the Company’s 2011 Annual Meeting Proxy Statement. The voting results for this proposal are as follows:

For	Against	Abstain	Broker Non-Votes
105,294,949	6,476,761	471,119	9,871,567

Proposal III – Advisory Vote on Frequency of Future Advisory Votes on Executive Compensation of the Named Executive Officers

Shareholders approved, on an advisory basis, the Company’s proposal to hold future advisory votes on executive compensation of the Named Executed Officers annually.  In accordance with the Board of Director’s recommendation and the outcome of this advisory vote, the Company intends to hold the next advisory vote on the compensation of its Named Executive Officers at the Company’s 2012 Annual Meeting. The voting results for this proposal are as follows:

1 Year	2 Years	3 Years	Abstain	Broker Non-Votes
104,652,346	194,734	6,969,112	425,557	9,871,567

Proposal IV – Ratification of Independent Registered Public Accountants for Fiscal Year 2011

Shareholders ratified the appointment of KPMG LLP to serve as the Company’s independent registered public accountants for its 2011 fiscal year.  The voting results for this proposal are as follows:

For	Against	Abstain
120,184,885	1,837,162	92,349

Item 9.01

Financial Statements and Exhibits

(d)  Exhibits

10.1

Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HASBRO, INC.

	By:	/s/ Deborah Thomas
	Name:	Deborah Thomas
	Title:	Senior Vice President and Chief Financial Officer (Duly Authorized Officer and Principal Financial Officer)
Date: May 23, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives.